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                                                                    EXHIBIT 99.1

             HARRIS CORPORATION REVENUE CLIMBS 16% IN SECOND QUARTER

MELBOURNE, FLORIDA, JANUARY 15, 2003 - Harris Corporation (NYSE: HRS) today reported that second quarter fiscal 2003 revenue climbed 16 percent to $523.9 million, compared to $451.5 million in the second quarter of the prior year. Quarter highlights included accelerating growth in Harris' two government businesses and better-than-anticipated improvement in the company's microwave business. New orders were higher than sales.

Second quarter net income was $16.3 million or $.25 per share. Net income and earnings per share were reduced by expenses related to the previously announced cost reduction actions in the company's microwave business. These expenses lowered pretax income by $8.3 million and net income per share by $.08. Absent these cost reduction expenses, net income per share would have been $.33. The $.33 exceeded analysts' consensus expectations of $.26 per share, which was established on the same basis.

GOVERNMENT COMMUNICATIONS SYSTEMS
Second quarter sales in the company's Government Communications Systems segment climbed 24 percent to $272.7 million and orders were higher than sales. Sales growth was all organic and was across all areas of the business. Operating income increased 21 percent to $24.5 million. The outstanding financial performance resulted from Harris' broad spectrum of recent wins, solid government funding, and excellent execution by the management team. The expanding backlog includes contracts with the Department of Defense, FAA, and other government agencies. Harris is providing communication and information products and systems for the nation's increased emphasis on defense and security. New business during the second quarter included contracts for classified programs, digital map systems for new aircraft, satellite GPS systems, and technical service contracts.

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                                      - 2 -
RF COMMUNICATIONS
The RF Communications segment reported record sales of $75.3 million, an increase of 17 percent compared to the prior-year quarter. Segment operating income was also a record, increasing 68 percent to $19.1 million. Income improvement reflected increased sales volume and manufacturing efficiencies. The War on Terrorism has created unparalleled demand for Harris' industry-leading Falcon(R) II tactical radios. The division has expanded capacity to meet continuing new demands for its product line from the U.S., NATO, and Partnership for Peace countries around the world. Development activities at the division are continuing on schedule for two programs that are redefining the world's tactical radios of the future - the U.S. Joint Tactical Radio System Program and the United Kingdom's Bowman Tactical Radio Programme.

BROADCAST COMMUNICATIONS
Broadcast Communications segment sales of $94.2 million increased 19 percent, compared to the prior-year quarter. As anticipated, new opportunities materialized in international markets, including China, Germany, Romania, and the Middle East. During the second quarter, Harris won international contracts for analog transmission, automation, and studio integration products and services, and received a $64 million order for the radio broadcast infrastructure of S.N. Radiocomunicatii S.A., Romania's state-owned broadcast organization.

Digital equipment sales in the U.S. increased modestly compared to the prior-year quarter. While there was some recovery of average selling prices for digital transmitters compared to the first quarter of fiscal 2003, smaller-market broadcasters continued to install the minimum amount of equipment necessary to temporarily comply with the FCC's digital conversion mandate. These purchases of lower-power equipment continue to seed the market in preparation for the full digital transition and support Harris' current formidable market position for the long term.
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                                      - 3 -

The business reported operating income of $6.0 million, up sharply from the first quarter's $1.9 million operating income, but a decline of 38 percent from last year's comparable quarter, reflecting a shift in product mix that included a higher proportion of lower-margin analog products sold primarily in the international market.

MICROWAVE COMMUNICATIONS
Sales in the Microwave Communications segment were $75.6 million, up 4 percent compared to the prior-year quarter and increasing 35 percent compared to the first quarter of fiscal 2003. Strength continued in North America where sales increased as a result of capacity upgrades by cellular and PCS providers and from Harris' solid position in the private network business. While capital constraints still remain a concern in the international market, improvement in Harris' international microwave business was encouraging. Eastern Europe, Africa, and Asia all showed relative strength. The segment reported an operating loss of $8.2 million. Included in the loss was $8.3 million of expenses related to previously announced cost-reduction actions in the quarter. Excluding these expenses, the microwave business was essentially breakeven during the second quarter.

NETWORK SUPPORT
Second quarter sales were $12.1 million in the company's Network Support segment. The business reported an operating loss of $2.5 million. Continued cost-cutting programs helped to minimize losses in this telecom business.

CASH FLOWS
The company's financial position continues to be very strong. Positive cash flow provided by operations in the first two quarters was $63.5 million, compared to a use of $14.7 million cash in the same period of the prior year. Cash on hand at

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                                      - 4 -
the end of the quarter was $379.9 million, compared to $226.2 million at the end of fiscal 2002. During the first quarter, Harris improved its cash position by approximately $145 million with a private placement of convertible debentures. Also in the first quarter, Harris paid down $30 million in long-term debt which had become due. The company's current debt-to-total-capital ratio is 26.3 percent.

FIRST HALF OF FISCAL 2003
Harris sales in the first two quarters of fiscal 2003 were $974.1 million, versus $894.9 million in the comparable period of fiscal 2002. Net income was $36.2 million, compared to $33.5 million in the first half of fiscal 2002.

OUTLOOK

"Performance in our two government businesses continues to accelerate, responding to national and worldwide requirements for defense and other secure communications," said Phillip W. Farmer, chairman and CEO. "The growth in these businesses is entirely organic and builds on the vast communications technologies that represent the core strength of Harris. Harris continues to lead the infrastructure transition to digital TV and radio, and we are encouraged by this quarter's improvement in our international microwave business. Our team in microwave has been relentless in driving down costs and, as a result, we have now achieved a breakeven cost structure in the microwave business.

"Given the continuing outstanding performance in our government businesses and increased expectations for microwave, we have greater confidence with a fiscal 2003 net income per share forecast of $1.30 to $1.40, and now believe, excluding the impact of the second quarter expenses associated with microwave's cost reduction actions, earnings could be at the high end of that range."
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                                      - 5 -
HARRIS CORPORATION is an international communications equipment company focused on providing product, system and service solutions for government and commercial customers. The company's five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Additional information about Harris Corporation is available at www.harris.com.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Wednesday, January 15, 2003, at 2 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2629, access code: 152698. The conference call will also be broadcast live via the Internet at http://www.harris.com/conference-call.

FORWARD-LOOKING STATEMENT
This press release contains forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology, such as "believes," "expects," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates," and similar words. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Forward-looking statements in this release include the potential value to the Company of recent program awards, earnings guidance for fiscal 2003, breakeven level of sales for the telecom businesses and expected cost reductions and their impact. The Company's consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which makes it difficult to estimate growth in the Company's markets and, as a result, future income and expenditures; the severe telecommunications slow-down, which has and may continue to have a negative impact on the Company's telecom businesses; the ability to meet cost reduction goals; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of the Company's currency hedging program; government import and export policies and other government regulations; the fair values of the Company's portfolio of passive investments, which are subject to significant price volatility or erosion; the Company's ability to continue to develop new products that achieve market acceptance; strategic acquisitions and the risks and uncertainties related thereto, including the ability to manage and integrate acquired businesses; potential changes in government or customer priorities due to program reviews or revisions to strategic objectives, including potential failure to fund government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; termination of government contracts; the performance of critical subcontractors or suppliers; potential claims that the Company is infringing the intellectual property of third parties; the successful resolution of patent infringement claims and litigation, and the ultimate outcome of other litigation and legal matters; the impact of competitive products and pricing; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which the Company operates. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and Harris disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events, or otherwise.

Attachments:  Financial Statements (four tables)

                                      # # #

Media inquiries: Tom Hausman at 321-727-9131, or Tom.Hausman@harris.com Investor relations inquiries: Pamela Padgett at 321-727-9383, or Pamela.Padgett@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com


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                                     TABLE 1
                               HARRIS CORPORATION
                          FY'03 SECOND QUARTER SUMMARY
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME



(in millions, except per share amounts)                      Quarter Ended                            Two Quarters Ended
                                                -------------------------------------      --------------------------------------
                                                   December 27,         December 28,          December 27,          December 28,
                                                        2002                2001                  2002                  2001
                                                -----------------    ----------------      ------------------    ----------------
Revenue from product sales and services           $ 523.9              $  451.5              $  974.1              $  894.9

Cost of product sales and services                 (388.7)               (333.8)               (724.0)               (664.6)
Engineering, selling and
 administrative expenses                           (108.9)                (97.5)               (205.7)               (197.1)
Non-operating income                                  3.1                   7.8                  19.3                  25.7
Interest income                                       1.9                   3.5                   3.5                   6.7
Interest expense                                     (6.6)                 (6.7)                (12.3)                (14.9)
                                                  -------              --------              --------              --------
Income before income taxes                           24.7                  24.8                  54.9                  50.7
Income taxes                                         (8.4)                 (8.4)                (18.7)                (17.2)
                                                  -------              --------              --------              --------

Net income                                        $  16.3              $   16.4              $   36.2              $   33.5
                                                  =======              ========              ========              ========

NET INCOME PER COMMON SHARE
 Basic                                            $   .25              $    .25              $    .55              $    .51
 Diluted                                              .25              $    .25              $    .55              $    .51

Cash dividends paid per common share              $   .08              $    .05              $    .16              $    .10

Average basic shares outstanding                     66.2                  65.9                  66.2                  65.8
Average diluted shares outstanding                   66.3                  66.3                  66.4                  66.2



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                                     TABLE 2
                               HARRIS CORPORATION
                          FY'03 SECOND QUARTER SUMMARY
                          BUSINESS SEGMENT INFORMATION


(in millions)                                            Quarter Ended                            Two Quarters Ended
                                            --------------------------------------      --------------------------------------
                                                December 27,          December 28,          December 27,          December 28,
                                                    2002                  2001                  2002                  2001
                                            ------------------    ----------------      ------------------    ----------------
 REVENUE
  Government Communications Systems            $ 272.7               $ 220.5              $  524.7              $  436.5
  RF Communications                               75.3                  64.1                 139.1                 117.2
  Microwave Communications                        75.6                  72.7                 131.6                 152.5
  Network Support                                 12.1                  15.9                  25.3                  29.3
  Broadcast Communications                        94.2                  79.4                 162.1                 161.7
  Corporate eliminations                          (6.0)                 (1.1)                 (8.7)                 (2.3)
                                               -------               -------              --------              --------
                                               $ 523.9               $ 451.5              $  974.1              $  894.9
                                               =======               =======              ========              ========

 INCOME BEFORE INCOME TAXES
  Segment Operating Income (Loss):
    Government Communications Systems          $  24.5               $  20.2              $   48.2              $   38.9
    RF Communications                             19.1                  11.4                  33.9                  19.8
    Microwave Communications                      (8.2)                 (6.4)                (15.5)                (11.8)
    Network Support                               (2.5)                 (2.1)                 (5.2)                 (6.4)
    Broadcast Communications                       6.0                   9.7                   7.9                  17.2
  Headquarters expense                           (12.6)                (12.6)                (24.9)                (24.5)
  Non-operating income                             3.1                   7.8                  19.3                  25.7
  Net interest                                    (4.7)                 (3.2)                 (8.8)                 (8.2)
                                               -------               -------              --------              --------
                                               $  24.7               $  24.8              $   54.9              $   50.7
                                               =======               =======              ========              ========




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                                     TABLE 3
                               HARRIS CORPORATION
                          FY'03 SECOND QUARTER SUMMARY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


   (in millions)                                                                     Two Quarters Ended
                                                                           --------------------------------------
                                                                              December 27,           December 28,
                                                                                  2002                   2001
                                                                           --------------------------------------
OPERATING ACTIVITIES
 Net income                                                                   $    36.2              $    33.5
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
   Depreciation and amortization                                                   26.2                   26.4
   Non-current deferred income tax                                                  3.4                   12.8
   Gain on the sale of securities available for sale                               (9.4)                 (30.8)
   Gain on the sale of LiveTV, LLC                                                (18.8)                   -
   Gain on the sale of GE Harris Energy Control Systems, LLC                        -                    (10.3)
 (Increase) decrease in:
  Accounts and notes receivable                                                     9.2                   (0.8)
  Unbilled costs and inventories                                                   (7.3)                  13.1
 Increase (decrease) in:
  Accounts payable and accrued expenses                                            (2.4)                 (70.2)
  Advance payments and unearned income                                             24.4                    8.3
  Income taxes                                                                      0.8                  (31.9)
 Other                                                                              1.2                   35.2
                                                                              ---------              ---------

Net cash provided by (used in) operating activities                                63.5                  (14.7)
                                                                              ---------              ---------

INVESTING ACTIVITIES
 Cash paid for acquired businesses                                                  -                     (8.6)
 Additions of plant and equipment                                                 (29.6)                 (19.4)
 Cash paid for strategic investments                                               (2.3)                  (2.2)
 Proceeds from the sale of securities available for sale                           12.4                   37.5
 Proceeds from the sale of LiveTV, LLC                                             19.0                    -
 Proceeds from the sale of GE Harris Energy Control Systems, LLC                    -                     23.0
                                                                              ----------             ----------

Net cash provided by (used in) investing activities                                (0.5)                  30.3
                                                                              ---------              ---------

FINANCING ACTIVITIES
 Increase (decrease) in debt, net                                                 102.0                  (32.5)
 Proceeds from sale of Common Stock                                                 0.9                    4.0
 Purchase of Common Stock for treasury                                             (2.4)                   -
 Cash dividends                                                                   (10.6)                  (6.6)
                                                                              ---------              ---------

Net cash provided by (used in) financing activities                                89.9                  (35.1)
                                                                              ---------              ---------

Effect of exchange rate changes on cash and cash
 equivalents                                                                        0.8                    0.9
                                                                              ---------              ---------

Net increase (decrease) in cash and cash equivalents                              153.7                  (18.6)

Cash and cash equivalents at beginning of year                                    226.2                  103.0
                                                                              ---------              ---------

Cash and cash equivalents at end of quarter                                   $   379.9              $    84.4
                                                                              =========              =========


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                                     TABLE 4
                               HARRIS CORPORATION
                          FY'03 SECOND QUARTER SUMMARY
                      CONDENSED CONSOLIDATED BALANCE SHEET


                  (in millions)
                                                                           December 27,             June 28,
                                                                              2002                    2002
                                                                           ------------            -----------
                ASSETS
                Cash and cash equivalents                                    $  379.9                $  226.2
                Marketable securities                                            30.5                    52.2
                Receivables                                                     372.7                   380.3
                Unbilled costs and accrued earnings                             189.7                   178.6
                Inventories                                                     229.4                   233.2
                Current deferred income taxes                                    98.7                    82.3
                Income taxes receivable                                           -                       0.7
                Plant and equipment                                             274.6                   270.6
                Goodwill                                                        222.6                   215.2
                Non-current notes receivable                                     29.3                    30.9
                Non-current deferred income taxes                                22.6                    26.0
                Other assets                                                    158.6                   162.3
                                                                             --------                --------
                                                                             $2,008.6                $1,858.5
                                                                             ========                ========


                LIABILITIES AND SHAREHOLDERS' EQUITY
                Short-term debt                                              $   13.7                $   25.9
                Accounts payable and accrued expenses                           315.1                   317.6
                Advance payments and unearned income                            106.5                    82.1
                Income taxes payable                                              8.6                     -
                Long-term debt                                                  401.9                   283.0
                Shareholders' equity                                          1,162.8                 1,149.9
                                                                             --------                --------
                                                                             $2,008.6                $1,858.5
                                                                             ========                ========
